Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of the 1st day of September 2009 (the “Effective Date”), by and between New World Brands, Inc., a Delaware Corporation (the “Company” or “Purchaser”), Aeropointe Partners, Inc., a Texas Corporation (“Seller”), Steve Bell, an individual and shareholder of Seller (“Bell”), and Shawn Lane, an individual and shareholder of Seller (“Lane,” together with Bell, the “Selling Shareholders”).  Purchaser, Seller and the Selling Shareholders are referred to collectively herein as the “Parties.”

WHEREAS, Seller and Purchaser are parties to that certain Joint Venture Agreement dated as of December 10, 2008 (the “JV Agreement”);

WHEREAS, the Selling Shareholders own all of the issued and outstanding capital stock of Seller, are actively involved in managing the Seller Business and the affairs of Seller, and, accordingly, are in a position to make certain representations, warranties and covenants in respect of Seller; and

WHEREAS, Seller desires to sell, and Purchaser desires to acquire, all of Seller’s right, title and interest in and to the JV Agreement, as specifically set forth in this Agreement, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual premises and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I
Definitions

1.1           “Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

1.2           “Agreement” shall have the meaning set forth in the preamble to this Agreement

1.3           “Assumed Liabilities” has the meaning set forth in Section 2.3 below.

1.4           “Books and Records” means books and records, files, lists of past, present and qualified prospective customers, documents, papers, employee records, agreements, books of account and other records owned by Company, excluding the corporate records, charter documents, minutes, stock ledger, etc., of Company.

1.5           “Closing” has the meaning set forth in Section 3.2.

1.6           “Closing Date” has the meaning set forth in Section 3.2.

1.7           “Closing Shares” has the meaning set forth in Section 3.1.

1.8           “Code” means the Internal Revenue Code of 1986, as amended.

1.9           “Collateral Agreements” shall mean all agreements, documents and other instruments required to be executed by the Parties in connection with the transactions contemplated by this Agreement, including, without limitation, the Selling Shareholder Employment Agreements, the Purchaser Employment Agreements, and the Lock-Up Agreements.

1.10         “Common Stock” has the meaning set forth in Section 3.1.

1.11         “Contracts” means all contracts, agreements, licenses, warranties, guaranties, indentures, bonds, options, leases of personal property, sales orders, purchase orders, commitments or binding arrangements of any nature whatsoever, express or implied, written or unwritten, and all amendments thereto, entered into by or binding upon a Person or to which any of its properties may be subject.

1.12         “Excluded Liabilities” has the meaning set forth in Section 2.4 below.

1.13         “GAAP” means U.S. generally accepted accounting principles consistently applied, as in effect from time to time.

1.14         “Indemnified Party” has the meaning set forth in Section 7.4 below.

1.15         “Indemnifying Party” has the meaning set forth in Section 7.4 below.

1.16         “JV Agreement” has the meaning set forth in the recitals above.

1.17         “Knowledge” means, with respect to any Person, the actual knowledge of such Person, the knowledge that such Person would have a reason to acquire, and the knowledge that is imputed to such Person by operation of law.

1.18         “Laws” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Law.

1.19         “Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator.

1.20         “Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, accrued, absolute, contingent, matured, unmatured, liquidated or unliquidated or otherwise.

1.21         “Lock-Up Agreement” has the meaning set forth in Section 5.7 below.

1.22         “Loss” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all attorneys’ fees and court costs.

1.23         “Material Adverse Effect” or “Material Adverse Change” with respect to a Person means a material adverse effect on (i) the assets, liabilities, properties, business or prospects of such Person, (ii) the validity, binding effect or enforceability of this Agreement or the Collateral Agreements on such Person or (iii) the ability of such Person to perform its obligations under this Agreement or any of the Collateral Agreements.

1.24         “Order” means any writ, judgment, decree, ruling, injunction or similar order of any Regulatory Authority (in each such case whether preliminary or final).

1.25         “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

1.26         “Organizational Documents” means, as applicable, (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

1.27         “Party” has the meaning set forth in the recitals above.

1.28         “Performance Shares” has the meaning set forth in Section 5.1.

1.29         “Permits and Licenses” means all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, examples of, or filings or registrations with, any court or governmental entity in any jurisdiction, which have been issued or granted to, or are assumed or owed by, Company in connection with the Business or use of the Purchased Assets and all pending applications therefor.

1.30         “Person” means any natural person, individual, firm, corporation, including a non-profit corporation, partnership, trust, unincorporated organization, association, limited liability company, labor union, Regulatory Authority or other entity.

1.31         “Purchaser” has the meaning set forth in the recitals above.

1.32         “Purchaser Business” means the business of New World Brands, Inc, as presently operated.

1.33         “Purchaser Employment Agreements” has the meaning set forth in Section 5.3 below.

1.34         “Purchaser Released Party(s)” has the meaning set forth in Section 5.10 below.

1.35         “Purchase Price” has the meaning set forth in Section 3.1 below.

1.36         “Purchased Assets” shall have the meaning set forth in Section 2.1 below.

1.37         “Regulatory Authority” means: any (i) federal, state, local, municipal or foreign government; (ii) governmental or quasi-governmental authority of any nature (including without limitation any governmental agency, branch, department, official, instrumentality or entity and any court or other tribunal; (iii) multi-national organization or body; or (iv) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulation or taxing authority or power of any nature.

1.38         “Retail Division” means New World Brands, Inc.’s definition of retail division as defined by NWB’s general ledger.

1.39         “SEC” means the United States Securities and Exchange Commission.

1.40         “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge, or other lien.

1.41         “Securities Act” means the Securities Act of 1933, as amended.

1.42         “Seller” shall have the meaning set forth in the preface above.

1.43         “Seller Business” means all of Seller’s right, title and interest in and to the JV Agreement, as specifically set forth in this Agreement, as presently operated.

1.44         “Seller Disclosure Schedules” has the meaning set forth in Section 4.1 below.

1.45         “Seller Related Person(s)” has the meaning set forth in Section 5.10 below.

1.46         “Seller Related Person Claims” has the meaning set forth in Section 5.10 below.

1.47         “Selling Shareholders” shall have the meaning set forth in the preface above.

1.48         “Selling Shareholder Employment Agreements” has the meaning set forth in Section 5.2 below.

1.49         “Shares” means, collectively, the Closing Shares and the Performance Shares.

1.50         “Taxes” means any U.S. or non U.S. federal, state, provincial, local or foreign (i) income, corporation gross income, gross receipts, license, payroll, employment, excise,

severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, ad valorem or excise tax, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not; and (ii) any liability for the payment of any amount of the type described in (i) above.

1.51         “Tax Returns” means all federal, state, local, provincial and foreign tax returns, declarations, reports, claims, schedules and forms for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Article II
Purchase and Sale of Assets

2.1           Sale and Purchase of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire, assume, accept and take possession of, all of Sellers’ right, title and interest in and to the following (collectively, the “Purchased Assets”):

(a)           All of Seller’s right, title and interest in and to the JV Agreement; and

(b)           $100,000 in cash.

2.2           Assignment of JV Agreement.  In connection with the transactions contemplated by this Agreement, and upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing, Seller shall assign to Purchaser, and Purchaser shall accept, all rights and obligations of Seller under the JV Agreement which assignment shall be made and accepted subject to all of the terms and conditions of the JV Agreement as provided herein.

2.3           Assumed Liabilities.  In connection with the sale, transfer, conveyance, assignment and delivery of the Assumed Contract pursuant to this Agreement, at the Closing, Purchaser shall assume and become liable for only those Liabilities arising out of the Assumed Contract, but not including any obligation or liability for any breach by Seller (or the Selling Shareholders) thereof arising or occurring prior to the Closing Date (collectively “Assumed Liabilities”).

2.4           Excluded Liabilities.  Except for the Assumed Liabilities expressly assumed by the Purchaser pursuant to Section 2.2 of this Agreement, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any debts, Liabilities or obligations of Seller, the Selling Shareholders or the Seller Business of any kind, character or description whatsoever, contingent or otherwise, and regardless of whether any such debt, Liability or obligation is disclosed in this Agreement (the “Excluded Liabilities”).

2.5           Extinguishment of Indebtedness.  In connection with the transactions contemplated under this Agreement, and in consideration of the Purchase Price and other good and valuable consideration provided herein, Seller hereby agrees to extinguish any unpaid but due profits from Purchaser to Seller with respect to the JV Agreement and any debt associated with capital purchases under said JV Agreement (“Purchaser Indebtedness”)  Seller agrees and acknowledges that Purchaser shall have no obligation to repay the Purchaser Indebtedness to Seller, and Seller shall have no right to demand Purchaser’s repayment of such indebtedness. Seller, on behalf of Seller and Seller’s Affiliates, heirs, successors and assigns, hereby releases and discharges Purchaser from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising in connection with, or out of, the Purchaser Indebtedness.

Article III
Purchase Price and Closing

3.1           Purchase Price.  The purchase price for the Purchased Assets shall consist of the following (collectively, the “Purchase Price”):

(a)           47,658,374 shares of common stock of Purchaser, par value $0.01 per share (“Common Stock”), valued at $0.006333 per share (the “Closing Shares”), which such Closing Shares shall be issuable to Seller as follows:

(i)            at the Closing:  38,836,584 shares,

(ii)           and on January 15, 2010: 8,821,791 shares

(b)           Performance Shares may be issuable to the Selling Shareholders subject to and in accordance with the terms and conditions of Article V hereof.  The Closing Shares and the Performance Shares are collectively referred to herein as the “Shares.

3.2           Closing.  Subject to the provisions of Article VIII hereof as to termination of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on the day that all the conditions to the obligations of the Parties to consummate the transactions contemplated hereby are satisfied (or waived in writing) (the “Closing Date”).

3.3           Transfer Taxes.  Seller shall be responsible for any documentary and transfer Taxes and any sales, use or other Taxes imposed by reason of the transfers of the Purchased Assets provided under this Agreement and any deficiency, interest or penalty asserted with respect thereto.

3.4           Passage of Title at Closing.  At the Closing, as contemplated in this Agreement, title to the Purchased Assets shall pass to Purchaser.  At the Closing, Seller and Selling Shareholders will put Purchaser in full, complete and quiet possession and enjoyment of all of the Purchased Assets.

Article IV
Representations and Warranties

4.1           Representations and Warranties of Seller and Selling Shareholders.  Seller and the Selling Shareholders, jointly and severally, represent and warrant to Purchaser that the statements contained in this Section 4.1 are true, accurate and complete as of the date of this Agreement and will be true, accurate and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.1), except as set forth in the disclosure schedules accompanying this Agreement (the “Seller Disclosure Schedules”).  The Seller Disclosure Schedules are arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement, including Article IV hereof.

(a)           Organization, Qualification, and Corporate Power.  Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization.  Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification.  Seller has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b)           Capitalization.  All of the issued and outstanding shares of capital stock of Seller are owned by the Selling Shareholders.  There are no other shares of capital stock of Seller issued or outstanding.  Seller’s outstanding common stock has been duly and validly issued and is fully paid and nonassessable.  There are not outstanding any warrants, options or other rights to acquire any of Seller’s capital stock that would affect the transactions contemplated by this Agreement.

(c)           Authorization.    The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action of Seller (and Selling Shareholders, as applicable). Seller and the Selling Shareholders have full power and authority (corporate or otherwise) to execute, deliver and perform this Agreement, the Collateral Agreements and any other agreements and instruments to be executed and delivered by them in connection with the transactions contemplated hereby and to perform the obligations thereunder.  This Agreement, the Collateral Agreements and any other agreement in connection with this Agreement, constitute the valid and legally binding obligation of Seller and the Selling Shareholders, enforceable in accordance with their respective terms and conditions.

(d)           Consents and Approvals.  No consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by any of Seller and the Selling Shareholders in connection with the execution, delivery and performance by them of this Agreement or any applicable Collateral Agreement, or for the consummation by Seller and the Selling Shareholders of the transactions contemplated by this Agreement.

(e)           Noncontravention.  Neither the execution and the delivery of this Agreement, the Collateral Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any Regulatory Authority, governmental agency, or court to which any of Seller and the Selling Shareholders are subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, Permit and License, Security Interest, lease, sublease, franchise, indenture, agreement, mortgage for borrowed money, instrument of indebtedness or other obligation to which any of Seller and the Selling Shareholders is a party or by which any of Seller and the Selling Shareholders is bound or to which any of the Purchased Assets is subject (or result in the imposition of any Security Interest upon any of the Purchased Assets).

(f)            Undisclosed Liabilities.  Seller has no liability relating to the Purchased Assets (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, except as set forth in Schedule 4.1(f) of the Seller Disclosure Schedules.

(g)           Brokers’ Fees.  Except as set forth in Schedule 4.1(g) of the Seller Disclosure Schedules, neither Seller nor any Selling Shareholder has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(h)           Legal Proceedings.  Schedule 4.1(h) of the Seller Disclosure Schedules sets forth an accurate and complete description as of the date hereof of every pending or threatened Legal Proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting Seller, the Seller Business, or any of the Purchased Assets.  Except as disclosed in Schedule 4.1(h) of the Seller Disclosure Schedules, Seller is not in default with respect to any Order by which it is bound or to which its property is subject and there exists no Order enjoining or requiring Seller to take any action of any kind with respect to the Seller Business or the Purchased Assets.

(i)            Tax Matters.  Except as indicated in Schedule 4.1(i) of the Seller Disclosure Schedules:

(i)            Within the times and in the manner prescribed by applicable Law, Seller has filed all Tax Returns relating to the Purchased Assets and the Seller Business, which Seller is required to file, has paid or provided for all Taxes shown thereon to be due and owing by it and has paid or provided for all deficiencies or other assessments of Taxes, interest or penalties owed by it; no Regulatory Authority has asserted, or will successfully assert, any claim for the assessment of any additional Taxes of any nature with respect to any periods covered by any such Tax Returns; all Taxes which are required to be withheld or collected by Seller have been duly withheld or collected and, to the extent required, have been paid to the proper Regulatory Authority or properly segregated or deposited as required by Law;

(ii)           Each Tax Return filed by Seller fully and accurately reflects its liability for Taxes for such year or period and accurately sets forth all items (to the extent required to be included or reflected in such Tax Returns) relevant to its future liabilities for Taxes, including the Tax bases of its properties and assets;

(iii)          No audit or unassessed Tax deficiency of any Tax Return of Seller is in progress, proposed or threatened;

(iv)          Seller has not waived any statute of limitations in respect of the Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Company;

(v)           Within the times and in the manner prescribed by law, each Selling Shareholder has filed all Tax Returns relating to Seller’s common stock or other equity interests held by them (including any dividends or capital stock distributed thereon), which such Selling Shareholder is required to file, has paid or provided for all Taxes shown thereon to be due and owing by him and has paid or provided for all deficiencies or other assessments of Taxes, interest or penalties owed by him; no Regulatory Authority has asserted, or will successfully assert, any claim for the assessment of any additional Taxes of any nature with respect to any periods covered by any such Tax Returns; all Taxes which are required to be withheld or collected by the Selling Shareholder have been duly withheld or collected and, to the extent required, have been paid to the proper Regulatory Authority or properly segregated or deposited as required by law; and

(vi)          Each Tax Return filed by each Selling Shareholder with respect to Seller’s common stock or other equity interests held by them fully and accurately reflects his liability for Taxes for such year.

(j)            JV Agreement.  Except as disclosed in Schedule 4.1(j) of the Seller Disclosure Schedules, as of the date hereof:

(i)            The JV Agreement is a valid and binding obligation of the other contracting party enforceable in all material respects in accordance with its terms against the other contracting party and is in full force and effect. Seller is transferring all title to its interest in the JV Agreement and all revenue derived therefrom, in the past or future, to Purchaser free and clear of any Security Interest, obligation, encumbrance, pledge, hypothecation, and claim, whether past, current or future; or contingent or not;  and

(ii)           Seller has fulfilled all obligations required pursuant to the JV Agreement to have been performed by it prior to the date hereof; and

(iii)          No other contracting party to the JV Agreement is now in breach thereof or has breached the same in any respect within the 12-month period prior to the date hereof; Seller and Selling Shareholders have no Knowledge of any anticipated material breach thereof by any such party; and there are not now, nor have there been in the 12-month period prior to the date hereof, any disagreements or disputes between Seller and any other party to the JV Agreement relating to the validity or interpretation of such Contract or to the performance by any party thereunder.

(k)           Accredited Investor.  In respect of the Shares issuable to the Selling Shareholders as contemplated herein, each Selling Shareholder hereby represents and warrants as follows:

(i)            he is an “accredited investor” as defined in Rule 501(a) of Regulation D, promulgated under the Securities Act;

(ii)           he has sufficient knowledge and experience in investing in companies similar to Purchaser so as to be able to evaluate the risks and merits of its investment in Purchaser and it is able financially to bear the risks thereof, has adequate means of providing for his current financial needs and possible contingencies that may face him and has no need for liquidity in his investment in Purchaser;

(iii)          it is the present intention that the Shares issuable to him under this Agreement are being acquired for investment and not with a present view to or for sale in connection with any distribution thereof; and

(iv)          he does not presently have any Contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or any third person with respect to the Shares issuable under this Agreement.

(l)            Disclosure.  No representation or warranty of Seller and the Selling Shareholders in this Agreement, and no information contained in the Seller Disclosure Schedules or other writing delivered by Seller and the Selling Shareholders pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

4.2           Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller and the Selling Shareholders that the statements contained in this Section 4.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.2):

(a)           Organization.  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)           Authorization.  Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and to perform its obligations thereunder.  This Agreement, the Collateral Agreements and any other agreement in connection with this Agreement shall constitute the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions. To the Knowledge of Purchaser, and other than as required under applicable federal securities laws, Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Regulatory Authority, government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(c)                                  Noncontravention.  To the Knowledge of Purchaser, neither the execution and the delivery of this Agreement and the Collateral Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject, or any provision of the charter or bylaws of Purchaser, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other obligation to which Purchaser is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(d)                                 Brokers’ Fees.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or the Selling Shareholders could become liable or obligated.

Article V
Covenants

5.1               Performance Shares.  Subject to the terms and conditions of this Section 5.1, as additional consideration for the Purchased Assets, the Selling Shareholders shall be entitled to receive from Purchaser, and Purchaser shall be required to issue to the Selling Shareholders, up to an additional 72,341,626 shares of Common Stock representing the “Performance Shares” as follows:

(a)                                  If during the period commencing with the Closing and ending on the second anniversary of the Date of the start of operations of the Retail Division at a level of $20,000.00 in revenue per month (the “Performance Period”), Purchaser’s Retail Division (i.e., including operation of the Purchased Assets) shall generate revenues of at least $375,000 per month for three or more consecutive months, the Selling Shareholders shall be entitled to receive from Purchaser 6,697,683 shares of Common Stock, which such shares shall be issued as promptly as practicable but no later than 30 days following the date on which Purchaser’s accounting department finalizes Purchaser’s internal/unaudited financial statements for such third consecutive month;

(b)                                 If during the Performance Period, Purchaser’s Retail Division (i.e., including operation of the Purchased Assets) shall generate revenues of at least $750,000 per month for three or more consecutive months, the Selling Shareholders shall be entitled to receive from Purchaser 14,736,565 shares of Common Stock, which such shares shall be issued as promptly as practicable but no later than 30 days following the date on which Purchaser’s accounting department finalizes Purchaser’s internal/unaudited financial statements for such third consecutive month;

(c)                                  If during the Performance Period, Purchaser’s Retail Division (i.e., including operation of the Purchased Assets) shall generate revenues of at least $1,125,000 per month for three or more consecutive months, the Selling Shareholders shall be entitled to receive from Purchaser 14,736,565 shares of Common Stock, which such shares shall be issued as promptly as practicable but no later than 30 days following the date on which Purchaser’s accounting department finalizes Purchaser’s internal/unaudited financial statements for such third consecutive month;

(d)                                 If during the Performance Period, Purchaser (i.e., including operation of the Purchased Assets and the Retail Division) shall generate revenues of at least $2,000,000 per month for three or more consecutive months, the Selling Shareholders shall be entitled to receive from Purchaser 6,697,683 shares of Common Stock within 30 days after Purchaser’s numbers for the third of said months are finalized by Purchaser’s accounting department;

(e)                                  If during the Performance Period, Purchaser (i.e., including operation of the Purchased Assets and the Retail Division) shall generate revenues of at least $4,000,000 per month for three or more consecutive months, the Selling Shareholders shall be entitled to receive from Purchaser 14,736,565 shares of Common Stock within 30 days after Purchaser’s numbers for the third of said months are finalized by Purchaser’s accounting department; and

(f)                                    If during the Performance Period, Purchaser (i.e., including operation of the Purchased Assets and the Retail Division) shall generate revenues of at least $5,333,333 per month for three or more consecutive months, the Selling Shareholders shall be entitled to receive from Purchaser 14,736,565 shares of Common Stock within 30 days after Purchaser’s numbers for the third of said months are finalized by Purchaser’s accounting department.

The Parties hereby agree and acknowledge that the right to receive the Performance Shares as provided in this Agreement is personal to each of the Selling Shareholders, and neither Selling Shareholder shall have the right to assign or otherwise transfer such right.

5.2                                 Selling Shareholder Employment Disclosures Steve Bell and Shawn Lane as reported in Exhibit D have disclosed any other telecommunications related activities they are pre-existingly involved in that are accepted by NWB.

5.3                                 Employment Agreements. All members of the executive committee shall be eligible to receive employment contracts of a similar nature and intent.

5.4                                 Texas Office.   In connection with the transactions contemplated hereby, Purchaser agrees that after a transitional period following the Closing, it may relocate its principal corporate offices to Dallas, Texas (the “Executive Office Relocation”); provided, however, that notwithstanding the date on which Purchaser completes the Executive Office Relocation, Shehryar Wahid shall use his reasonable best efforts to relocate to Dallas, Texas; provided, further, that following the Closing and until such time as when Mr. Wahid shall have completed his relocation to Dallas, Texas, Mr. Wahid agrees to work out of Dallas, Texas on a part-time basis.

5.5                                 Board of Directors; Executive Committee

(a)                                  The Parties hereby agree that following the Closing, Purchaser’s Board of Directors (“Board”) shall comprise the following: David Kamrat, Shehryar Wahid, Selvin Passen and Steve Bell.  Subject to Purchaser’s Organizational Documents, the Board shall be responsible for all matters relating to (i) Purchaser’s status as an SEC public reporting company, (ii) issuances of capital stock of Purchaser; (iii) consultation with the Executive Committee regarding mergers, acquisitions and other business combinations involving Purchaser (or an Affiliate thereof), and (iii) any other matters that are the proper or legal responsibility of a Board of Directors.

(b)                                 Executive Committee.  The Parties hereby agree that following the Closing, Purchaser shall maintain an executive management committee (the “Executive Committee”), which shall comprise the following people: David Kamrat, Noah Kamrat, Shehryar Wahid, Shawn Lane and Steve Bell.  The Executive Committee shall be responsible for all matters relating to the business initiatives and strategic direction of the Purchaser Business

5.6                                 Corporate Structure.  The reporting structure of Purchaser following the Closing shall be as set forth in Exhibit A attached hereto.

5.7                                 Lock-Up Agreements.  As soon as practicable following the execution of this Agreement, but in any event prior to the Closing Date, each of M. David Kamrat, Noah Kamrat, Shehryar Wahid, Shawn Lane, Steve Bell, P & S Spirit and Seller shall execute and enter into lock-up agreements with Purchaser, in substantially the forms attached hereto as Exhibit B (collectively, the “Lock-Up Agreements”), subject to the terms and conditions set forth therein

5.8                                 Operation of Seller Business.  From the date hereof until the Closing Date, unless Purchaser shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, Seller and the Selling Shareholders will comply with each of the following:

(a)                                  conduct the Seller Business only in the Ordinary Course of Business, consistent with past practice, making all payments, as and when the same shall become due and payable;

(b)                                 will not assign, sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of Seller’s assets or properties (including the Purchased Assets), whether tangible or intangible, except for sales, Security Interests, and other dispositions or grants in the Ordinary Course of Business;

(c)                                  will not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (i) and (ii) above;

(d)                                 will comply with all laws and regulations applicable to Seller and the Seller Business; and

(e)                                  will disclose to Purchaser as soon as practicable any change in circumstances of Seller or the Seller Business, or event prior to the Closing Date that may affect the truthfulness, accuracy and completeness of the representations and warranties made by Seller and the Selling Shareholders in Section 4.1 of this Agreement

5.9                                 Confidentiality.  The Parties acknowledge and agree that the terms and conditions described in this Agreement, including its existence, as well as the non-public information and data furnished to them or their respective representatives from the first introduction of the Parties and throughout the negotiation and drafting of this Agreement is confidential and will not be disclosed to any third party, or used for any purpose not specifically contemplated herein, without prior written consent of the other Party, unless otherwise required by law, or by the rules and regulations of the SEC, or pursuant to any listing agreement with exchanges on which capital stock of either Purchaser or Seller may be listed, quoted or traded

5.10                           Release by Seller and Selling Shareholders.

(a)                                  Effective as of the Closing, Seller and Selling Shareholders, on behalf of their respective Affiliates, heirs, successors and assigns (collectively, the “Seller Related Persons”), hereby absolutely, unconditionally and irrevocably release and discharge, fully, finally and forever, Purchaser and its Affiliates, agents, representatives, directors, officers and employees (in their capacities as such) (together, the “Purchaser Released Parties” and individually, a “Purchaser Released Party”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Purchaser Released Parties, from the beginning of time until the Closing, whether known or unknown, absolute or contingent, both at Law and in equity, which such Seller Related Person ever had, now has, or ever may have, against any Purchaser Released Party with respect to, in connection with or otherwise arising out of the JV Agreement (as to each Seller Related Person, such Seller Related Person’s “Seller Related Person Claims”).

(b)                                 Seller and Selling Shareholders represent that they have not filed and covenant that they will not file any complaint or claim against Purchaser or any Purchaser Released Party with any Regulatory Authority or any other forum in any jurisdiction, based on events occurring on or prior to the Closing in relation to any matter released or purported to be released hereunder.  Seller and Selling Shareholders further represent that they have not assigned any Seller Related Person Claim or authorized any other Person to assert any Seller Related Person Claim on their behalf.

(c)                                  Seller and Selling Shareholders expressly acknowledge that the release provided under this Section 5.10 is intended to include in its effect, without limitation, all claims within the scope of this release that Seller and Selling Shareholders do not know or suspect to exist in their favor at the time of execution hereof, and that this release contemplates the extinguishment of any such claim or claims

(d)                                 Seller and Selling Shareholders acknowledge that they are aware that statutes exist that may render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge.  Seller and Selling Shareholders, for themselves and the Seller Related Persons, hereby expressly waive surrender and agree to forego any and all protections, rights or benefits to which they otherwise could be entitled by virtue of the existence of any such statute or the common law of any state or jurisdiction with the same or similar effect, with respect to any matter released or purported to be released hereunder.  Specifically, Seller and Selling Shareholders waive all rights under §1542 of the California Civil Code (“§1542”) and all other state or federal statutes of similar import; and each Selling Shareholders acknowledges that he fully understands §1542 and that he has had reasonable and sufficient time to have §1542 explained to him by counsel of his choosing.  §1542 provides as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Further, it is understood and agreed that the facts in respect of which the release provided under this Section 5.10 is given may turn out to be other than or different from the facts in that respect now known or believed by Seller and Selling Shareholders to be true; and with such understanding and agreement, Seller and Selling Shareholders expressly accept and assume the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the date hereof, and agree that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

(e)                                  The release provided under this Section 5.10 shall extend to and be binding upon Seller and Selling Shareholders, their respective legal successors and assigns, and the Seller Related Persons, and shall inure to the benefit of Purchaser and the Purchaser Released Parties.

(f)                                    For clarity, it is understood that the releases under this Section 5.10 do not release any claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character first arising as a result of any event or condition, or action or inaction of the Purchaser Released Parties, occurring after the Closing.

5.11                           Mandatory Reverse Stock Split.   No later than six (6) months after the Closing, Purchaser shall effect a reverse stock split of its common stock shares at a ratio of no less than 13:1 (“Reverse Split”).    The intent to achieve such a Reverse Split is a material inducement to this Agreement.

5.12                           Further Assurances.  From time to time after the Closing and without further consideration from Purchaser, Seller and the Selling Shareholders shall execute and deliver, or cause to be executed and delivered, to Purchaser such further instruments of sale, conveyance, assignment, transfer and delivery and take such other actions as Purchaser may reasonably request in order to more effectively sell, convey, assign, transfer and deliver and reduce to the possession of Purchaser any and all of the Purchased Assets and consummate the transactions contemplated hereby.

Article VI
Conditions to Obligation to Close

6.1               Conditions to Obligation of Purchaser to Close.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement and to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)                                  The representations and warranties set forth in Section 4.1 above shall be demonstrated to have been true and correct in all material respects at and as of the Closing Date;

(b)                                 Seller and the Selling Shareholders shall have performed and complied with all of their covenants required to be performed hereunder prior to the Closing, if any, in all material respects;

(c)                                  No action, suit, or Legal Proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Purchaser to own, operate, or control any of the Purchased Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

(d)                                 Selling Shareholders shall have delivered to Purchaser a certificate (without qualification as to Knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 6.1(a)-(c) is satisfied in all respects;

(e)                                  The Selling Shareholder Employment Agreements shall have been fully executed and delivered to the applicable Parties;

(f)                                    The Purchaser Employment Agreements shall have been fully executed and delivered to the applicable Parties;

(g)                                 The Lock-Up Agreements shall have been fully executed and delivered to the applicable Parties;

(h)                                 Purchaser shall have satisfied itself, that all the information provided to Purchaser is true and accurate, and that since the date hereof no changes have occurred, which have resulted in, or in the opinion of Purchaser may result in, a Material Adverse Effect change in the Purchased Assets; and

(i)                                     Seller and the Selling Shareholders shall have obtained all consents and approvals, made all filings and registrations, and delivered all notices, including third-party consents and approvals, and authorizations and approvals of governments and governmental agencies necessary or as may be required in connection with the transactions contemplated by this Agreement.

Purchaser may waive any condition specified in this Section 6 if it executes a writing so stating at or prior to the Closing.

6.2               Conditions to Obligation of Seller/Selling Shareholders to Close.  The obligation of Seller and the Selling Shareholders to consummate the transactions contemplated by this Agreement and to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)                                  The representations and warranties set forth in Section 4.2 above shall be true and correct in all material respects at and as of the Closing Date;

(b)                                 Purchaser shall have performed and complied with all of its covenants required to be performed hereunder prior to the Closing, if any, in all material respects;

(c)                                  No action, suit, or Legal Proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(d)                                 Purchaser shall have delivered to Seller and the Selling Shareholders a certificate (without qualification as to Knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all respects;

(e)                                  The Selling Shareholder Employment Agreements shall have been fully executed and delivered to the applicable Parties;

(f)                                    The Purchaser Employment Agreements shall have been fully executed and delivered to the applicable Parties; and

(g)                                 The Lock-Up Agreements shall have been fully executed and delivered to the applicable Parties.

Seller and the Selling Shareholders may waive any condition specified in this Section 6 if they execute a writing so stating at or prior to the Closing.

Article VII
Indemnification

7.1                                 Survival. All of the representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing).

7.2                                 Indemnification for Benefit of Purchaser.  In the event that Seller and the Selling Shareholders are in breach of any of their representations, warranties and covenants contained herein (or in any Collateral Agreement or other instrument, document or agreement contemplated hereunder), and provided that Purchaser makes a written claim for indemnification against Seller and the Selling Shareholders, then Seller and the Selling Shareholders, jointly and severally, shall indemnify Purchaser from and against the entirety of any Loss that Purchaser may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.  Seller and the Selling Shareholders, jointly and severally, shall also indemnify Purchaser for any claim, demand, Liability or obligation of any nature made against Purchaser arising out of or related to the Excluded

Liabilities; provided, however, that Purchaser makes a written claim for indemnification against Seller and the Selling Shareholders with respect to such claim or Liability.

7.3                                 Indemnification for Benefit of Seller/Selling Shareholders.  In the event Purchaser breaches any of its representations, warranties and covenants contained herein (or in any Collateral Agreement or other instrument, document or agreement contemplated hereunder), and provided that Seller and the Selling Shareholders make a written claim for indemnification against Purchaser, then Purchaser shall indemnify Seller and the Selling Shareholders from and against the entirety of any Loss Seller and the Selling Shareholders may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

7.4                                 Matters Involving Third Parties.  If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article VII, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation unless (and only to the extent) that Indemnifying Party thereby is damaged.  In the event any Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), (c) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (d) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld).  In the event no Indemnifying Party notifies the Indemnified Party within fifteen days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

7.5                                 Other Indemnification Provisions.  The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any Party may have for breach of representation, warranty, or covenant.

Article VIII
Termination

8.1                                 Termination of Agreement.  Any of the Parties may terminate this Agreement as provided below:

(a)           The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

(b)           Subject to Section 8.2 below, Purchaser may terminate this Agreement by giving written notice to Seller and the Selling Shareholders at any time prior to the Closing Date in the event Seller or any of the Selling Shareholder is in breach, and Seller and the Selling Shareholders may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing Date in the event Purchaser is in breach, of any material representation, warranty, or covenant contained in this Agreement in any material respect; provided, however, that the Party in breach shall have ten (10) calendar days from the date of such written notice to cure such breach; and

(c)           Any Party may terminate this Agreement if the Closing shall not have occurred by September 30, 2009.

8.2           Effect of Termination.  In the event of a termination of this Agreement pursuant to Section 8.1 above, all obligations of the Parties hereunder shall terminate without liability of any Party to any other Party, except that in the event of a termination under Section 8.1(b) above, the Party in breach shall pay all costs and charges incurred by the non-breaching Party in pursuit of the consummation of the transactions contemplated by this Agreement.

Article IX
Miscellaneous

9.1           Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oregon, without regard for its choice of laws or conflicts of laws provisions. Jurisdiction shall lie exclusively in the State of Oregon, and venue exclusively in Lane County.  THE PARTIES HEREBY KNOWINGLY AND IRREVOCABLY WAIVE ANY AND ALL STATUTORY AND COMMON LAW RIGHTS TO A JURY TRIAL REGARDING ANY MATTER ARISING FROM THIS AGREEMENT, AS A MATERIAL INDUCEMENT FOR ENTERING INTO THIS AGREEMENT.

9.2           Press Releases and Announcements.  No Party hereto shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, except to the extent required by law or the applicable regulations of the Securities and Exchange Commission or pursuant to any listing agreement with any exchange on which capital stock of any of Purchaser or Seller is listed, quoted or traded.

9.3           No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.4           Entire Agreement.  This Agreement (including the Exhibits, the Seller Disclosure Schedules, the Collateral Agreements and other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

9.5           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

9.6           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but both or all of which together will constitute one and the same instrument.

9.7           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8           Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is delivered by a nationally recognized courier or other means of personal service, or sent by facsimile or registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller/Selling Shareholders:

Steve Bell
808 Mayberry Dr.
Mckinney, Texas 75071
Shawn Lane
4403 Shadywood
McKinney, Texas 75070

If to Purchaser:
New World Brands, Inc.
340 W 5th Avenue
Eugene, Oregon 97401

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.9     Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

9.10   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11   Expenses.  Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  However, the unsuccessful Party to any action to enforce this Agreement shall pay to the successful Party all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred therein by the successful Party.

9.12   Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

9.13   Incorporation of Exhibits and Schedules.  The Exhibits and the Seller Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

“PURCHASER”	NEW WORLD BRANDS, INC.

	By:	/s/ M. David Kamrat
Name: M. David Kamrat
Its: Chief Executive Officer

“SELLER”	AEROPOINTE PARTNERS, INC.

	By:	/s/ Shawn Lane
Name: Shawn Lane
Its: President

“SELLING SHAREHOLDERS”

/s/ Steve Bell
Steve Bell

/s/ Shawn Lane
Shawn Lane

SELLER DISCLOSURE SCHEDULES

[TBD]

Exhibit A

Corporate Structure

David Kamrat: CEO/COB and Executive Committee

Steve Bell:  President and Board member and Executive Committee

Noah Kamrat:  CTO and Executive Committee

Shawn Lane: COO and Executive Committee

Shehryar Wahid : CFO, Board Member, and Executive Committee

Selvin Passen: Board Member, COO of NWB Gov and Corp initiatives, and Executive Committee

Corporate Officers Reporting Structure- Post Closing

CEO — to the Board

President (NWB) to the CEO

CFO to the CEO and the President (NWB) with Board oversight

CTO to the President (NWB)

COO to the President (NWB)

COO NWB Corporate Enterprise initiatives to the President of NWB

This structure will be in place for the six months following the closing.  Thereafter, the CEO will step down and continue his position as Chairman of the Board (COB) and the President will become President/CEO of Purchaser.

The COB of the company will focus on building the corporate vision, and become the Chief Development Officer (CDO) of Purchaser.

Exhibit B

Form of Lock-Up Agreement

See attached.

Exhibit C

NWB-AEROPOINTE “JV” Agreement

The value of the assets of the Joint Venture to be acquired has been established by adding the value of the tangible assets purchased pursuant to this agreement, and earnings as stated below of Aeropointe’s JV earnings, based on the value of Aeropointe’s earning from the Aug 2009 profit sharing report agreed to by parties.

NWB is incorporating profit sharing distribution determined for August 2009 as the basis of the earnings component of the value of assets. Three times the amount of the August 2009 earnings to Aeropointe is $55,868.40 and shall be incorporated as the payment for which shares will be issued in January of 2010.

		Share Price	Shares	Upon Closing	January 15, 2009

Cash	$100,000.00	0.006333	15,790,305

Asset	$145,952.09	0.006333	23,046,279	38,836,584

Earnings	$55,868.40	0.006333	8,821,791		8,821,791

Total	$301,820.49		47,658,374

See attached.

Exhibit D

Disclosure of Other Telecommunications Activities of Principles of Aeropointe( Steve Bell and Shawn Lane)

United Prepaid Network, Inc.

Shawn Lane is President of United Prepaid Network, Inc. and owns 33.3% of the shares of the company.

Steve Bell owns 50% of Shawn Lane’s interest in United Prepaid Network, Inc.

United Prepaid Network, Inc. provides unbundled prepaid phone card platform services to companies that sell prepaid phone cards on the internet.  United Prepaid Network, Inc. also sells point of sale equipment and services to the grocery and convenience store industry.  This point of sale equipment primarily sells prepaid phone cards and prepaid cellular recharge pins in the United States.

Aeropointe Partners, Inc.

Shawn Lane is President of Aeropointe Partners, Inc. and owns 50% of the shares of the company.

Steve Bell is CEO of Aeropointe Partners, Inc. and owns 50% of the shares of the company.

Aeropointe Partners, Inc. owns and operates CleanMinutes.com, a website that sells prepaid phone cards.  Aeropointe Partners, Inc. also sells promotional phone cards to CPFS and provides telecommunications consulting services to United Prepaid Network, Inc.

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of October 5, 2009 (the “Effective Date”), by and between New World Brands, Inc., a Delaware Corporation (“the Company” or “NWB”), Aeropointe Partners, Inc., a Texas Corporation, M. David Kamrat, an individual, Steve Bell, an individual, Noah Kamrat, an individual, Shawn Lane, an individual, Shehryar Wahid, an individual, Oregon Spirit LLC, a Nevada limited liability Company, and P&S Spirit LLC, a Nevada limited liability Company (each a “Holder,” and collectively, the “Parties”).

BACKGROUND

A.            WHEREAS NWB has entered into that certain Asset Purchase Agreement, dated October 5, 2009 (the “Purchase Agreement”) with Aeropointe Partners, Inc., a corporation incorporated in the State of Texas (“Aeropointe”), Steve Bell, an individual and shareholder of Aeropointe (“Bell”), and Shawn Lane, an individual and shareholder of Aeropointe (“Lane”).

B.            Pursuant to the Purchase Agreement, Aeropointe shall sell, assign, transfer, convey and deliver to NWB, and NWB shall purchase, acquire, assume, accept, the Purchased Assets, upon the terms and conditions of the Purchase Agreement.

C.            The Parties are the beneficial owner (directly or through his or her nominees) of, or upon consummation of the transactions contemplated by the Purchase Agreement will be the beneficial owner of, a certain number of shares of common stock of NWB, par value $0.01 per share  (“NWB Shares”).

D.            As a condition of, and as a material inducement for the Parties to enter into and consummate the transactions contemplated by the Purchase Agreement, the Parties have agreed to execute, deliver and be bound by the terms and conditions of this Lock-Up Agreement.

Definitions:

1.                                       Capitalized terms used in this Agreement that are not otherwise defined shall have the meanings assigned to such terms in this section 1. Capitalized terms used in this Agreement that are not otherwise defined shall have the meanings assigned to them in the Asset Purchase Agreement, which definitions are hereby incorporated by reference.

“Affiliate” means, with respect to a specified Person, any other Person which controls, is controlled by or is under common control with such specified Person. For purposes of the definition of Affiliate, the term ‘control’ (including the variations ‘controls,’ ‘controlled by,’ and ‘under common control with’) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and for the avoidance of doubt, shall include any executive officer, member, manager or Director of a Person.

“Company Shares” means the New World Brands, Inc. shares owned by the Parties on the date hereof, or receive as a result of the Asset Purchase Agreement, and includes any shares of stock of the Company acquired, directly or indirectly, by any of the Parties from and after the date hereof, whether in a private transaction (with the Company or any other Person), upon the exercise of any derivative securities or pursuant to any block sale; provided that Company shares shall not include any shares of Common Stock acquired in any open market purchase after the date of this Agreement.

“Derivative Securities” means options or warrants to purchase Company Shares, or any securities convertible into, exchangeable for or that represent the right to receive Company Shares, owned on the date hereof, and includes any options or warrants to purchase Company Shares, or any securities convertible into, exchangeable for or that represent the right to receive Company Shares acquired directly or indirectly by any Restricted Stockholder from and after the date hereof, whether in a private transaction (with the Company or any other Person) or pursuant to any block sale.

“Family Member” means, with respect to any restricted Stockholder who is a natural person, all the lineal descendants and ascendants in direct line of such Restricted Stockholder and the siblings of such Restricted Stockholder and their lineal descendants and a husband or wife or widow or widower of any of the above Persons and for the purposes aforesaid a step child or adopted child or illegitimate child of any person shall be deemed to be a lineal descendant.

“Permitted Transferee” means an irrevocable Family Trust of a Restricted Stockholder for estate planning purposes under which no substantial beneficial interest in any of the Company Shares and or Derivative Securities held by such trust is vested in any Person other than such restricted Stockholder and/or their Family Members.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, governmental body or authority or any other entity;

“Restricted Stockholder” means the Parties to this Agreement, and any Permitted Transferees.

“Transfer” means any offer, sale, contract to sell, pledge, hypothecation, encumbrance, grant of an option to purchase, short sale, or other disposition or transfer of any Company Shares or Derivative Securities.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

2

1.             Effectiveness of Agreement.  This Agreement shall become null and void if the Purchase Agreement is terminated prior to the Closing.

2.             Representations and Warranties.  Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

The Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Holder confirms that it has not relied on the advice of NWB, NWB’s legal counsel or any other Person.

3.             Beneficial Ownership.  Each Holder hereby represents and warrants that as of the date hereof, he, she or it does not beneficially own (or will not beneficially own following consummation of the transactions contemplated by the Purchase Agreement), directly or through its nominees, (as determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) any NWB Shares, or any economic interest therein or derivative therefrom, other than those NWB Shares specified on the signature page hereto.  For purposes of this Agreement, the number of NWB Shares beneficially owned by such Holder as specified on the signature hereto, plus any number of NWB Shares acquired during the Lock-Up Period (as defined below), including, but not limited to, the Earn Out Shares, if any, are collectively referred to as the “Lock-up Shares.”

4.             Lock-Up.  During the Lock-up Period (as defined below), each Holder irrevocably agrees that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive, Lock-up Shares), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers or intends to transfer, in whole or in part, any of the economic or beneficial consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales with respect to any security of NWB.   This Agreement shall terminate on the earlier to occur of: a) the mutual agreement by all of the Parties; and b) December 31, 2010. During the Term of this Agreement, the Parties each covenant and agree that they will not Transfer any Company Shares or any Derivative Securities directly or beneficially owned by said Parties without the prior written consent of the other Parties; provided, however, that each restricted Stockholder shall be permitted to Transfer any Company Shares and/or derivative Securities owned by such Person without the prior written consent of any other Party so long as: (i) such Transfer is to a Permitted Transferee; (ii) such Permitted Transferee agrees in writing to be bound by this Agreement to the same extent as the

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Person so Transferring Company Shares or Derivative Securities; and (iii) such Transfer (by itself or when viewed as one of a series of related transactions) would not result in the circumvention of any of the provisions of this Section 2.  This Section 2 is an essential condition of the NWB-Aeropointe Asset Purchase Agreement, executed on October 5, 2009 and incorporated herein by reference, and violation of this provision shall constitute a material breach of said Asset Purchase Agreement.

(a)           In furtherance of the foregoing, NWB will (i) place an irrevocable stop order on all Lock-up Shares, (ii) notify its transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct such transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement; and (iii) place a notation on the stock certificates evidencing the Lock-up Shares and direct the its transfer or other applicable agent or service provider not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(b)           For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(c)           For purpose of this Agreement, “Lock-up Period” means the period ending on December 31, 2010.

5.             No Additional Consideration.  Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

6.             Notices.  Any notices required or permitted to be sent hereunder shall be delivered personally or by courier service to the addresses set forth in the Purchase Agreement for the applicable Party hereto, or to such other address as any Party may have furnished to the others in writing in accordance herewith.

7.             Captions.  The captions contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8.             Counterparts.  This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.  Facsimile transmission of any signed original or counterpart and/or the retransmission of any signed facsimile shall be deemed the same as the delivery of an original. The introductory recitals are incorporated into and made a substantive part of this Agreement.

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9.             Successors and Assigns.  Except as otherwise provided herein, this Agreement and the rights and obligations hereunder may not be assigned by any Party hereto without the prior written consent of the other Parties. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and permitted assigns of the parties hereto.

10.           Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

11.           Amendment.  This Agreement may be amended or modified by written agreement executed by each of the parties, hereto.

12.           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13.           Dispute Resolution.  Any dispute or controversy arising out of or relating to this Agreement, or any interpretation, construction, performance or breach hereof (including any claim based on contract, tort, or statute), shall be settled by arbitration to be held before a single arbitrator of the American Arbitration Association in Lane County, Oregon, in accordance with the Rules of the American Arbitration Association then in effect.  The arbitrator shall issue a written decision, which shall be final, conclusive and binding on the parties to the arbitration subject to judicial review as required by law. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.           Governing Law.  The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Oregon.

15.           Controlling Agreement.  To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Purchase Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Holder:		# of Lockup Shares

/s/ M. David Kamrat		55,570,887
M. David Kamrat

/s/ Noah Kamrat		57,000,491
Noah Kamrat

/s/ Steve Bell		up to 36,170,813
Steve Bell

/s/ Shawn Lane		up to 36,170,813
Shawn Lane

/s/ Selvin Passen		138,272,628
Selvin Passen, M.D.,
for P& S Spirit, LLC
and for Oregon Spirit LLC

/s/ Shehryar Wahid		25,000
Shehryar Wahid

Aeropointe Partners, Inc.
By:	/s/ Shawn Lane	up to 47,658,374

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